                                                                   Exhibit 10.1



                      MORGAN STANLEY SENIOR FUNDING, INC.
                          1221 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK  10020

                            THE BANK OF NOVA SCOTIA
                             580 CALIFORNIA STREET
                                   SUITE 2100
                        SAN FRANCISCO, CALIFORNIA  94104




                                                              September 12, 1996



Doubletree Corporation
410 North 44th Street, Suite 700
Phoenix, Arizona  85008

Attention:    William L. Perocchi, Executive
                 Vice President and Chief
                 Financial Officer


re       Acquisition
         Financing Letter


Ladies and Gentlemen:


                 You have advised Morgan Stanley Senior Funding, Inc. ("Morgan Stanley") and The Bank of Nova Scotia ("Scotiabank" and, together with Morgan Stanley, the "Agents") that you intend to consummate a transaction pursuant to which (i) Doubletree Corporation (the "Borrower") would acquire (the "Acquisition"), through a newly created direct or indirect wholly-owned subsidiary of the Borrower ("Merger

Sub"), 100% of the equity of Red Lion Hotels, Inc. ("Red Lion") through a merger of Merger Sub with and into Red Lion with Red Lion remaining as the surviving corporation and (ii) the Borrower would refinance (the "Refinancing") up to $210 million of existing net indebtedness of the Borrower and Red Lion.

                 We understand that the funding required to effect the Acquisition and the Refinancing, to pay the fees and expenses incurred in connection with the Transaction (as defined below) and to provide for the ongoing working capital and general corporate needs of the Borrower and its subsidiaries shall be provided solely from (i) $250 million of gross cash proceeds received from (x) the issuance by the Borrower of its common stock through a public and/or private offering (the "Equity Offering") and/or (y) the issuance (either by private placement or an underwritten public sale) by the Borrower of unsecured senior subordinated notes, including through a bridge financing thereof (the "Senior Subordinated Notes"), it being understood that no more than $150 millon of proceeds pursuant to this clause (i) shall be in the form of the Senior Subordinated Notes, (ii) the issuance by the Borrower of its common stock to the selling shareholders of Red Lion having an implied value equal to $283 million (with such implied value subject to adjustment based on the closing price of the shares of the Borrower as provided in the merger agreement for the Acquisition) (the "Equity Rollover"), (iii) the incurrence by the Borrower of the Senior Bank Financing described and defined below and (iv) cash on hand at the Borrower and/or Red Lion. As used herein, the term "Transaction" shall collectively refer to the Acquisition, the Refinancing, the Equity Offering, the Equity Rollover, the issuance of the Senior Subordinated Notes and the incurrence of the Senior Bank Financing.

                 We further understand that the senior secured bank financing (the "Senior Bank Financing") will be in the form of (i) a term loan facility (the "Tranche A Term Loan Facility") in the amount of $405 million, (ii) a second term loan facility (the "Tranche B Term Loan Facility", and together with the Tranche A Term Loan Facility, the "Term Loan Facilities") in the amount of $231 million and (iii) a revolving credit facility (the "Revolving Credit Facility", and together with the Term Loan Facilities, the "Credit Facilities") in the amount of $100 million. A preliminary summary of terms and conditions of the Senior Bank Financing is attached as Exhibit A to this letter (the "Summary of Terms").

                 The Agents are pleased to confirm that they are willing to commit to provide (on a several basis), subject to and upon the terms and conditions set forth herein and in the Summary of Terms, 100% of the Senior Bank Financing on the terms and conditions set forth herein and in the Summary of Terms (with Morgan Stanley having a commitment of $441.6 million and Scotiabank having a commitment of $294.4 million). It is understood that Morgan Stanley shall act as Syndication Agent and Arranger for the Senior Bank Financing and that Scotiabank shall act as Administrative Agent for the Senior Bank Financing.

                 The Agents reserve the right, prior to or after execution of the definitive credit documentation for the Senior Bank Financing, to syndicate all or part of their commitments for the Senior Bank Financing to one or more lending institutions (the "Lenders") that will become parties to such definitive credit documentation pursuant to a syndication to be managed by the Agents. The Agents shall commence syndication efforts promptly after the execution of this letter by you and you agree actively to assist the Agents in achieving a syndication that is satisfactory to the Agents. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower, Red Lion and the proposed syndicate members. To assist the Agents in their syndication efforts, you hereby agree (a) to provide and cause your advisors to provide the Agents and the other syndicate members upon request with all information reasonably deemed necessary by the Agents to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors or on your behalf relating to the transactions contemplated hereby and
(b) to assist the Agents upon request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Bank Financing and (c) to make available your senior officers and representatives and to use your reasonable efforts to make available the senior officers and representatives of Red Lion, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower and Red Lion at a meeting or meetings of lenders or prospective lenders. You also agree to use your best efforts to provide, at your expense, real estate appraisals on certain fee properties to be determined by the Agents in consultation with you.

                 As you are aware, the Agents have completed their due diligence analysis and review with respect to the Transaction, the Borrower, Red Lion and their subsidiaries and are satisfied with the results thereof. Neither Agent shall be responsible or liable for any consequential damages which may be alleged as a result of its failure to provide the Senior Bank Financing.

                 To induce the Agents to issue this letter, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel and consultants) of the Agents and their affiliates arising in connection with this letter (and their due diligence and syndication efforts in connection herewith) and in connection with the transactions described herein shall be for your account, whether or not the Transaction is consummated, the Senior Bank Financing is made available or definitive credit documents are executed. You further agree to indemnify and hold harmless each Agent and each director, officer, employee and affiliate thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent or any such other indemnified person as a result of or arising out of or in any way related to or resulting from this letter and, upon demand, to pay and reimburse each Agent and each other indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent or any such other indemnified person is a party to any action or proceeding out of which any such expenses arise, and whether any such action, suit or proceeding is between you and any Agent or any other indemnified person or between any Agent or any other indemnified person and a third party or otherwise); provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability which resulted primarily from the gross negligence or willful misconduct of such indemnified person. This letter is issued for your benefit only and no other person or entity may rely hereon.

                 Each Agent reserves the right to employ the services of its affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to such Agent in such manner as such Agent and such affiliates may agree in their sole discretion. You acknowledge that each Agent may share with any of its affiliates, and such affiliates may share with each Agent, any information related to the Transaction, the Borrower, Red Lion, any of their respective subsidiaries or any of the matters contemplated hereby.

                 The provisions of the immediately preceding two paragraphs shall survive any termination of this letter.

                 The Agents' willingness to provide the Senior Bank Financing as set forth above will terminate on January 31, 1997, if a definitive credit agreement evidencing the Senior Bank Financing, satisfactory in form and substance to the Agents (the "Credit Agreement"), shall not have been entered into prior to such date.

                 Except as otherwise required by law or unless each Agent has otherwise consented, you are not authorized to show or circulate this letter to any other person or entity (other than your legal or financial advisors in connection with your evaluation hereof). If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the Agents.

                 If you are in agreement with the foregoing, please sign and return to the Agents (including by way of facsimile transmission), c/o Morgan Stanley, the enclosed copy of this letter, together with the related fee letter, no later than 6:00 p.m., New York time, on September 12, 1996. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument.

                 THIS LETTER AND THE RELATED FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER AND/OR THE RELATED FEE LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER AND/OR THE RELATED FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.


                                                   Very truly yours,

                                                   MORGAN STANLEY SENIOR
                                                     FUNDING, INC.



                                                   By__________________________
                                                     Title:


                                                   THE BANK OF NOVA SCOTIA



                                                   By__________________________
                                                     Title:


Agreed to and Accepted this
___ day of September, 1996:


DOUBLETREE CORPORATION


By__________________________
  Title:

                                                                       EXHIBIT A



             PRELIMINARY SUMMARY OF CERTAIN TERMS AND CONDITIONS*/



I.       Description of Credit Facilities Comprising the Senior Bank Financing

A.       Term Loan Facilities

Tranche A Term
Loan Facility:              $405,000,000 Tranche A Term Loan Facility.

Maturity:                   The final maturity of the Tranche A Term Loan
                            Facility shall be the sixth anniversary of the date of initial borrowing under the Senior Bank
                            Financing (the "Closing Date"). The loans under the Tranche A Term Loan Facility (the "Tranche A
                            Term Loans") shall amortize in equal quarterly installments in aggregate annual principal amounts as set forth below (with the final such installment payable on the sixth anniversary of the Closing
                            Date):

                                         Year             Amount
                                         ----        ----------------
                                         1               $  5,000,000
                                         2               $ 55,000,000
                                         3               $ 70,000,000
                                         4               $ 80,000,000
                                         5               $ 95,000,000
                                         6               $100,000,000

Tranche B Term
Loan Facility:              $231,000,000 Tranche B Term Loan Facility.

Maturity:                   The final maturity of the Tranche B Term Loan
                            Facility shall be that date which is seven years and six months from the Closing Date. Commencing on the date which is six years and three months from the Closing Date, the loans under the Tranche
                            B Term Loan Facility (the "Tranche B Term Loans", and together with the Tranche A Term Loans, the "Term Loans") shall





__________________________________

*/ Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter to which this summary is attached.

                                                                       EXHIBIT A
                                                                          Page 2




                            amortize in six equal quarterly payments of $36,500,000, provided that during each year prior to that time, the Tranche B Term Loans shall amortize in equal quarterly installments in aggregate annual principal amounts of $2,000,000.

Use of Proceeds:            The Term Loans shall only be utilized (x) to
                            finance, in part, the Acquisition and the Refinancing and (y) to pay fees and expenses incurred in connection with the Transaction.

Availability:               Term Loans may only be incurred on the Closing
                            Date, provided that up to $85 million of the Tranche A Term Loan Facility may be utilized on two additional dates within three months after the Closing Date to refinance the Santa Barbara Joint
                            Venture Debt and the Glendale Joint Venture Debt
                            (each as hereinafter defined) to the extent such debt is to be refinanced as part of the Refinancing. No amount of Term Loans once repaid may be reborrowed.


B.       Revolving Credit Facility

Revolving Credit
Facility:                   $100,000,000 Revolving Credit Facility, with a
                            letter of credit sub-limit to be agreed upon.

Maturity:                   The final maturity of the Revolving Credit Facility
                            shall be the sixth anniversary of the Closing Date.
                            Loans made pursuant to the Revolving Credit
                            Facility (the "Revolving Loans", and together with the Term Loans, the "Loans") shall be repaid in full, and all letters of credit issued thereunder shall terminate, on the sixth anniversary of the Closing Date.

Use of Proceeds:            The Revolving Loans shall be utilized for the
                            Borrower's and its subsidiaries' working capital requirements and other general corporate purposes, provided that up to $15,000,000 of Revolving Loans may be incurred to finance the Acquisition and the Refinancing and to pay fees and expenses relating to the Transaction.

Availability:               Revolving Loans may be borrowed, repaid and
                            reborrowed on and after the Closing Date, provided that the Revolving Credit Facility shall have an annual clean down pursuant to which all outstanding

                                                                       EXHIBIT A
                                                                          Page 3




                            Revolving Loans thereunder will have to be reduced to no more than $50,000,000 for at least 30 consecutive days.


II.  Terms Applicable to the Entire Senior Bank Financing

Syndication
Agent and Arranger:         Morgan Stanley (the "Syndication Agent").

Administrative Agent:       Scotiabank (the "Administrative Agent").

Lenders: Morgan Stanley, Scotiabank and a group of financial institutions (collectively, the "Lenders") acceptable to the Borrower and the Agents.

Borrower:                   Doubletree Corporation (the "Borrower").

Guaranty:                   All obligations under the Senior Bank Financing
                            shall be unconditionally guaranteed by all material direct and indirect wholly-owned subsidiaries of the Borrower (including, without limitation,
                            Doubletree Partners) (collectively, the
                            "Guarantors"), subject to customary exceptions for transactions of this type.

Security:                   The obligations of the Borrower and the Guarantors
                            under the Senior Bank Financing shall be secured by a first priority perfected security interest in (x) all stock owned by the Borrower and the Guarantors
                            (other than the capital stock in RFS Hotels
                            Investors, Inc. and the partnership units in RFS
                            Hotels Investors, Inc.'s affiliated limited partnership), (y) all notes owned by the Borrower and the Guarantors (other than notes that are in a principal amount of less than $1,000,000) and (z) all other tangible and intangible assets of the Borrower and the Guarantors (including real estate, equipment, inventory, receivables, contracts
                            (including, but not limited to, management contracts, but excluding any contract (including any management contract) to the extent that the terms thereof prohibit the assignment thereof or the grant of a security interest therein, provided that such security interests in any event shall include the right to receive payments for money due under all such excluded contracts) and intellectual property), subject to customary exceptions for transactions of this type. Notwithstanding anything to the contrary contained above in this paragraph, (i) the collateral shall not include any asset that

                                                                       EXHIBIT A
                                                                          Page 4




                            the Borrower or any Guarantor owns, as agent, for the benefit of a third party as opposed for its own benefit, (ii) the collateral shall not include any equity interests in a joint venture (whether such equity interests are in the form of partnership interests, capital stock or otherwise) that are not permitted to be assigned or a security interest therein granted without the consent of a third party, provided that the Borrower and each Guarantor will assign its respective equity interest in any joint entity to the extent that the same is assignable or a security interest therein permitted to be granted without the consent of any third party and the Agents request an assignment of, or a grant of a security interest in, same and
                            (iii) neither the Borrower nor any Guarantor shall be required to obtain the consent of any third party whose consent is required to grant a security interest in any contract, partnership, corporate or joint venture agreement or any lease.

Interest Rates:             At the option of the Borrower, Loans may be
                            maintained from time to time as (x) Base Rate Loans which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (y) Reserve Adjusted Eurodollar Loans which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by certain reference
                            Lenders to be agreed upon for the respective interest period, provided that until the earlier to occur of (x) the 90th day following the Closing
                            Date and (y) that date upon which the Agents have determined (and notify the Borrower) that the primary syndication of the Senior Bank Financing
                            (and the resultant addition of institutions as Lenders) has been completed, Reserve Adjusted
                            Eurodollar Loans may be incurred only if they have a one month interest period (and with all such Reserve Adjusted Eurodollar Loans to be subject to the same one month interest period).

                            "Base Rate" shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate and (y) the rate that the Administrative Agent announces from time to time as its prime commercial lending rate, as in effect from time to time.

                            "Applicable Margin" shall mean with respect to (i) Loans made pursuant to the Tranche A Term Loan Facility and the Revolving Credit Facility, the respective per annum percentage set forth in Table A below and (ii) Loans made pursuant to the Tranche B

                                                                       EXHIBIT A
                                                                          Page 5




                            Term Loan Facility, the respective percentage per annum set forth in Table B below; provided, at any time that a payment default, or any event of default, exists under the Senior Bank Financing, the Applicable Margin for a particular Credit Facility shall be the highest percentage set forth in Table A or Table B below, as applicable.

         A.      Applicable Margin for Tranche A Term Loans/Revolving Loans

        Eurodollar     Base Rate
        Margin         Margin        Leverage Ratio**
        ------         --------      ----------------
        2.125%         1.125%        At Least 4.50:1.00
        1.875%         0.875%        At Least 4.25:1.00  Less Than 4.50:1.00
        1.750%         0.750%        At Least 4.00:1.00  Less Than 4.25:1.00
        1.625%         0.625%        At Least 3.75:1.00  Less Than 4.00:1.00
        1.500%         0.500%        At Least 3.50:1.00  Less Than 3.75:1.00
        1.375%         0.375%        At Least 3.25:1.00  Less Than 3.50:1.00
        1.250%         0.250%        Less Than 3.25:1.00


         B.      Applicable Margin for Tranche B Term Loans

         Eurodollar     Base Rate    Leverage
         Margin         Margin       Ratio
         ------         --------     --------
         2.500%         1.500%       At Least  4.50:1.00
         2.250%         1.250%       Less Than 4.50:1.00

                            Notwithstanding the foregoing, (x) in the event that the Borrower does not receive gross cash proceeds of at least $250 million from the Equity Offering, each Applicable Margin set forth in Table A and Table B above shall be increased by 0.125% or
                            (y) in the event that the Borrower receives gross cash proceeds in excess of $350 million from the Equity Offering and 100% of the net cash proceeds therefrom in excess of $250 million are used to reduce the Term Loan Facilities, each Applicable Margin in Table A above shall be decreased by 0.125%.





__________________________

** Leverage Ratio will be defined as Total Debt to EBITDA for the then most recently ended 12-month period.

                                                                       EXHIBIT A
                                                                          Page 6





                            Interest periods of 1, 2, 3 and 6 months shall be available in the case of Reserve Adjusted Eurodollar Loans.

                            The Senior Bank Financing shall include standard protective provisions for such matters as defaulting banks, capital adequacy, increased costs, actual reserves, funding losses, illegality and withholding taxes.

                            Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest calculations for Base Rate Loans shall be based on a 365/366-day year and actual days elapsed and all other interest calculations shall be based on a 360-day year and actual days elapsed.

                            Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to the Base Rate Loans under the respective Credit Facility from time to time. Such interest shall be payable on demand.

Agents/Lenders Fees:        The Agents and the Lenders shall receive such fees
                            as have been separately agreed upon with the Borrower.

Commitment Fees:            1/2 of 1% (or 3/8 of 1% at any time that the
                            Leverage Ratio is less than 4.00:1.00 and no payment default, and no event of default, exists under the Senior Bank Financing) per annum of the unutilized total commitments under the Senior Bank
                            Financing, as in effect from time to time, commencing on the date on which the Credit
                            Agreement is executed and continuing to but excluding the date of the termination of the Senior
                            Bank Financing, payable in arrears quarterly and upon the termination of the Senior Bank Financing.
                            All commitment fee and other fee calculations shall be based on a 360-day year and actual days elapsed.

Letter of Credit Fees:      Applicable Margin for Reserve Adjusted Eurodollar
                            Loans which are Revolving Loans on the aggregate outstanding stated amounts of letters of credit plus an additional 1/4 of 1% on the aggregate

                                                                       EXHIBIT A
                                                                          Page 7




                            outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing Lender.

Voluntary Commit-
ment Reductions:            Voluntary reductions to the unutilized portion of
                            the Revolving Credit Facility may be made from time to time by the Borrower without premium or penalty.

Voluntary Prepay-
ments: Voluntary prepayments of Loans may be made at any time, with prior notice but without premium or penalty, provided that voluntary prepayments of Reserve Adjusted Eurodollar Loans made on any day other than the last day of an interest period applicable thereto shall be accompanied by customary breakage costs. Voluntary prepayments of Term Loans shall be applied ratably to the Tranche A Term Loans and the Tranche B Term Loans and shall be applied to reduce the remaining scheduled amortization payments under the Tranche A Term Loan Facility and the Tranche B Term Loan Facility on a pro rata basis (based on the amount of each remaining scheduled amortization payment), provided that the Borrower shall have the right, at its option, to apply its retained share of (i) equity issuance proceeds and/or (ii) excess cash flow to voluntary prepay a single tranche of Term Loans in an amount not to exceed $10 million per year through the third year from the Closing Date and $15 million per year thereafter, and with each such repayment to reduce the remaining scheduled amortization payments of such tranche of Term Loans pro rata (based on the amount of each remaining scheduled amortization payment).

Mandatory Repay-
ments: Mandatory repayments of Term Loans, and to the extent applicable, mandatory reductions to the unutilized portion of the Term Loan Facilities (and after all Term Loans (and commitments in respect thereof) have been repaid (and/or terminated) in full, permanent reductions to the Revolving Credit Facility), to be required from (a) 100% of the net proceeds from asset sales (or 50% if the Leverage Ratio is less than 3.00:1.00 and no payment default, and no event of default, exists under the Senior Bank Financing), other than asset sales in the ordinary course of business and asset sales the proceeds which are reinvested in like assets (subject, in each case, to size and other limitations to be mutually agreed upon), (b) 100% of the net proceeds from issuances of debt, provided, in the event that bridge Senior

                                                                       EXHIBIT A
                                                                          Page 8




                            Subordinated Notes are issued as part of the Transaction, the proceeds from the issuance of the permanent Senior Subordinated Notes (or other junior debt securities reasonably acceptable to the Agents and the Required Lenders) shall be used to refinance any outstanding bridge Senior Subordinated Notes (which for purposes of this clause does not include any rollover Senior Subordinated Notes that bear interest at a fixed rate), (c) 50% of the net proceeds from equity issuances or capital contributions, provided, in the event that bridge Senior Subordinated Notes are issued as part of the Transaction, the proceeds from any equity issuance after the Closing Date shall be used to refinance any outstanding bridge Senior Subordinated Notes (which for purposes of this clause does not include any rollover Senior Subordinated Notes that bear interest at a fixed rate), (d) 50% of annual excess cash flow (the definition of which will be mutually agreed upon) and (e) 100% of certain insurance proceeds, with certain reinvestment rights to be agreed upon. In addition, 50% of the net cash proceeds from the Equity Offering in excess of $250,000,000 will be applied to reduce the Term Loan Facilities. The Term Loan Facilities also shall be reduced as provided in the final sentence of clause (v) under the heading "Conditions Precedent to Initial Loans" of this Summary of Terms.

                            All mandatory repayments of Term Loans (and, to the extent applicable, all mandatory reductions to the unutilized commitments under the Term Loan Facilities) will be applied ratably as between the Tranche A Term Loans and the Tranche B Term Loans, and shall be applied to reduce the remaining scheduled amortization payments under the Tranche A Term Loan Facility and the Tranche B Term Loan Facility on a pro rata basis (based on the amount of each remaining scheduled amortization payment).

                            Notwithstanding the foregoing, the Borrower will have the right to ask either the Lenders under the Tranche A Term Loan Facility or the Lenders under the Tranche B Term Loan Facility (but not both) to forgo any mandatory prepayment applicable to that tranche, and with respect to any Lender under such tranche that has agreed to forgo such mandatory prepayment, such Lender's portion of such mandatory prepayment instead will be applied to the other tranche of Term Loans.

                                                                       EXHIBIT A
                                                                          Page 9




Documentation:              The Agents' commitments will be subject to the
                            negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by counsel to the Agents. All documentation shall be governed by New York law.

Conditions Precedent:       In addition to conditions precedent typical for
                            these types of facilities that are mutually acceptable to the Borrower and the Agents, the following conditions shall apply:


A.  To the Initial Loans

                        (i) The structure and all terms of, and the
                            documentation for, the Transaction (and each component thereof) shall be reasonably satisfactory to the Agents and the Required Lenders it being understood that (x) the form of the Merger Agreement (including the exhibits thereto), and the structure of the Acquisition, in each case as in effect on the date hereof are satisfactory, (y) the pricing, maturity and general structure of the bridge Senior Subordinated Notes as in effect on the date hereof are satisfactory and (z) the general terms of the $100,000,000 private common equity investment in the Borrower by General Electric Investment (the "Private Equity Investment") as in effect on the date hereof is satisfactory; provided that, notwithstanding the foregoing clauses (y) and (z), (A) the definitive documentation for the bridge Senior Subordinated Notes (including, but not limited to, the specific terms and provisions of the covenants, representations and warranties, events of default, remedies, redemption provisions, subordination provisions and guaranty terms) are still required to be in form and substance reasonably satisfactory to the Agents and the Required Lenders and (B) the definitive documentation evidencing the Private Equity Investment is still required to be reasonably satisfactory to the Agents and the Required Lenders. All conditions precedent to the consummation of the Transaction (and each component thereof) as set forth in the documentation relating thereto shall have been satisfied in all material respects, and not waived except with the reasonable consent of the Agents and the Required Lenders, to the reasonable satisfaction of the Agents and the Required Lenders. The Agents shall have received copies of the "comfort" letters referred to in Sections 6.2(f) and 6.3(e) of the Merger Agreement.

                                                                       EXHIBIT A
                                                                         Page 10





                       (ii) The Borrower shall have received $250,000,000 of
                            gross cash proceeds from the Equity Offering and/or the issuance of the Senior Subordinated Notes, provided that not more than $150,000,000 of such proceeds may be received from the Senior Subordinated Notes. The structure and all terms and conditions of, and the documentation for, the Equity Offering and the Senior Subordinated Notes (including, without limitation, in the case of the Senior Subordinated Notes, the subordination provisions, covenants, events of defaults, remedies, interest rate, maturities, sinking fund and redemption provision, limitations on cash interest payable and all other terms) shall be reasonably satisfactory to the Agents. The Agents shall have received evidence satisfactory to them that the Borrower and/or Red Lion have cash on hand, when added to the aggregate amount of the Term Loan Facilities, up to $15,000,000 of the Revolving Credit Facility and the amount received from the Equity Offering and/or the issuance of the Senior Subordinated Notes, that is sufficient to consummate the Acquisition and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

                      (iii) The Borrower shall have issued shares of its common
                            stock having an implied value of $283,000,000 (with such implied value subject to adjustment based on the closing pricing of the shares of stock of the Borrower as provided in the merger agreement for the Acquisition) as part of the Equity Rollover.

                       (iv) After giving effect to the transactions
                            contemplated in clause (ii) above, the Borrower shall have used the aggregate amount of proceeds so received to make payments owing in connection with the Transaction before utilizing any proceeds of Loans pursuant to the Senior Bank Financing for such purpose.

                        (v) All necessary governmental approvals (other than
                            approvals required to effect the transfer of liquor licenses), all necessary shareholder and board of director approvals and the approval of the lenders to Red Lion Inns Operating L.P. (or (x) the written acknowledgement by such lenders that such approval is not necessary or (y) the issuance of an opinion of counsel of the Borrower, satisfactory in form and substance to the Agents, that no such approval is necessary), in each case in connection with the Transaction and the other transactions contemplated by the Senior Bank Financing and otherwise referred to herein shall have

                                                                       EXHIBIT A
                                                                         Page 11




                            been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Senior Bank Financing and otherwise referred to herein. The Borrower shall have informed the Agents as to whether (x) the Borrower intends to refinance, as part of the Refinancing, the loans outstanding to either or both of Red Lion's joint ventures for its Glendale hotel (the "Glendale Joint Venture Debt") and/or its Santa Barbara hotel (the "Santa Barbara Joint Venture Debt", and together with the Glendale Joint Venture Debt, the "Specified Joint Venture Debt") aggregating $85,000,000 and/or (y) the Borrower intends to keep outstanding either or both of the Glendale Joint Venture Debt and/or the Santa Barbara Joint Venture Debt. To the extent that the Borrower intends to refinance, as part of the Refinancing, either or both of the issues of Specified Joint Venture Debt with Term Loans, such debt shall be required to be refinanced within three months after the Closing Date. To the extent that either or both of the issues of Specified Joint Venture Debt are to remain outstanding, the Term Loan Facilities would be reduced by the principal amount of the issue or issues of Specified Joint Venture Debt to remain so outstanding.

                       (vi) Nothing shall have occurred (and (x) neither the
                            Agents nor the Lenders shall have become aware of any facts or conditions not previously disclosed to them and (y) no information previously submitted by or on behalf of the Borrower to the Agents (including, without limitation, financial, accounting and tax information) is inaccurate, incomplete or misleading) which (in any such case) could reasonably be expected to have a Material Adverse Effect. As used herein, the term Material Adverse Effect shall mean a material adverse effect
                            (i) on the Transaction or (ii) on the business, property, assets, operations, liabilities or financial condition of the Borrower, Red Lion and their respective subsidiaries taken as a whole.

                      (vii) No material litigation by any entity (private or
                            governmental) shall be pending or threatened with respect to the Transaction or the Senior Bank Financing or any documentation executed in connection therewith.

                                                                       EXHIBIT A
                                                                         Page 12





                     (viii) The Lenders shall have received legal opinions from counsel, and covering matters, reasonably acceptable to the Agents and the Required Lenders.

                       (ix) There shall have been no material changes to the
                            corporate and capital structure (and all agreements related thereto) of the Borrower and its subsidiaries, or to any organizational documents of such entities.

                        (x) All Loans and other financing to the Borrower shall
                            be in full compliance with all applicable requirements of the margin regulations.

                       (xi) All costs, fees, expenses (including, without
                            limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agents shall have been paid to the extent due.

                      (xii) The Lenders shall have received (x) insurance
                            certificates naming the collateral agent for the Lenders as an additional insured and/or loss payee and stating that such insurance will not be terminated without at least 30 days' prior notice to such collateral agent (or such shorter period of time as a particular insurance company generally provides) and (y) a solvency certificate from the chief financial officer of the Borrower with respect to the solvency of the Borrower and its subsidiaries (on a consolidated basis) acceptable to the Agents and the Required Lenders.

                     (xiii) The Lenders shall have a perfected first priority
                            security interest in the assets of the Borrower and the Guarantors as required above. The Guarantors shall have executed their guaranty in respect of the Senior Bank Financing.

                      (xiv) The Borrower and its subsidiaries shall have no
                            other indebtedness except such indebtedness which shall be acceptable to the Agents and the Required Lenders and permitted under the Senior Bank Financing.

                       (xv) There not having occurred and be continuing a
                            material disruption of or material adverse change in financial, banking or capital markets that would have a material adverse effect on the successful syndication of the Senior Bank Financing as determined

                                                                       EXHIBIT A
                                                                         Page 13



                            by the Agents in their reasonable discretion. The Borrower and Red Lion shall have fully cooperated in the syndication efforts, including, without limitation, by promptly providing the Agents with all information deemed necessary by them to successfully complete the syndication.


B.  Conditions to All Loans

                            Absence of material adverse change, absence of material litigation, absence of default or unmatured default under the Senior Bank Financing, continued accuracy of representations and warranties and receipt of such documentation as shall be required by the Agents.

Representations
and Warranties:             The Senior Bank Financing and related documentation
                            shall contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction.

Covenants:                  Those typical for these types of facilities and any
                            additional covenants appropriate in the context of the proposed transaction. Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include:

                        (i) Restrictions on other indebtedness.

                       (ii) Restrictions on mergers, acquisitions, joint
                            ventures, investments, partnerships and
                            acquisitions and dispositions of assets; provided that, commencing on January 1, 1998, there shall be a $20,000,000 aggregate investment, partnership, joint venture, acquisition and additional capital expenditure basket (although no more than $10,000,000 may be spent in any year).

                      (iii) Restrictions on dividends and amendments of
                            organizational, corporate and other documents.

                       (iv) Restrictions on voluntary prepayments of other
                            indebtedness and amendments thereto.

                        (v) Restrictions on transactions with affiliates
                            and formation of subsidiaries.

                                                                       EXHIBIT A
                                                                         Page 14





                       (vi) Restrictions on sale-leaseback transactions,
                            provided that sale-leaseback transactions shall be permitted so long as such transactions (w) are for at least 75% in cash, (x) are at fair market value,
                            (y) all net proceeds therefrom are applied as a mandatory prepayment of Term Loans and (z) no default or event of default then exists or would result therefrom under the Senior Bank Financing.

                      (vii) Maintenance of existence and properties.

                     (viii) No liens, with exceptions to be negotiated.

                       (ix) Financial covenants consisting of minimum fixed
                            charge coverage, minimum interest coverage, maximum total debt to EBITDA, maximum total senior debt to EBITDA (which covenant shall only be included while any Senior Subordinated Notes are outstanding) and maximum total debt to capitalization. The financial covenants will reflect the Borrower's intention to deleverage over time.

                        (x) Adequate insurance coverage.

                       (xi) ERISA covenants.

                      (xii) The obtaining of interest rate protection in
                            amounts and for periods to be determined.

                     (xiii) Limitations on capital expenditures.

                      (xiv) Financial reporting.

                       (xv) Compliance with laws.

Events of Default:          Those typical for these types of facilities and any
                            additional ones appropriate in the context of the proposed transaction, including, without limitation, a change of control of the Borrower.

Assignments and
Participations:             The Borrower may not assign its rights or
                            obligations under the Senior Bank Financing without the prior written consent of the Lenders. Any
                            Lender may assign, and may sell participations in, its rights and obligations under the Senior Bank
                            Financing, subject (x) in the case of
                            participations, to customary restrictions on the voting rights of the participants and (y) in the case of

                                                                       EXHIBIT A
                                                                         Page 15




                            assignments, to such limitations as may be established by the Agents (including a minimum assignment amount of $5,000,000 and the receipt of the consent of the Agents). The Senior Bank Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Bank Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Required Lenders:           Lenders holding a majority of the loans and
                            commitments under the Credit Facilities.